Exhibit 1.1

2,000,000 Shares

WILLIAM LYON HOMES

Class A Common Stock, par value $0.01 per share

UNDERWRITING AGREEMENT

March 26, 2014

J.P. MORGAN SECURITIES LLC

CREDIT SUISSE SECURITIES (USA) LLC

CITIGROUP GLOBAL MARKETS INC.

As Representatives (the “Representatives”) of the Several Underwriters

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, N.Y. 10179

Dear Sirs:

1. Introductory. The stockholders of William Lyon Homes, a Delaware corporation (the “Company”), listed in Schedule A hereto (“Selling Stockholders”) agree severally with the several Underwriters named in Schedule B hereto (“Underwriters”) to sell to the Underwriters an aggregate of 2,000,000 outstanding shares (such shares being hereinafter referred to as the “Firm Securities”) of the Class A Common Stock, par value $0.01 per share of the Company (“Securities”). The Selling Stockholders also agree to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 300,000 additional outstanding shares (“Optional Securities”) of the Company’s Securities, as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities.”

2. Representations and Warranties of the Company and the Selling Stockholders.

(a) The Company represents and warrants to, and agrees with, the several Underwriters that:

(i) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission (as defined below) a registration statement on Form S-3 (No. 333-194517) covering the registration of the Offered Securities under the Act (as defined below), including a related preliminary prospectus or prospectuses and a preliminary prospectus supplement or prospectus supplement. At any particular time, this initial registration statement, in the form then on file with the Commission, including all material then incorporated by reference therein, all information contained in the registration statement (if any) pursuant to Rule 462(b) and then deemed to be a part of the initial registration statement, and all 430A Information (as defined below) and all 430C Information (as defined below), that in any case has not then been superseded or modified, shall be referred to as the “Initial Registration Statement.” The Initial Registration Statement was declared effective on March 20, 2014 at 4:30 P.M. (Eastern Time). The Company may also have filed, or may file with the Commission, a Rule 462(b) registration statement covering the registration of Offered Securities. At any particular time, this Rule 462(b) registration statement, in the form then on file with the Commission, including the contents of the Initial Registration Statement incorporated by reference therein and including all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Additional Registration Statement.”

As of the time of execution and delivery of this Agreement, the Initial Registration Statement has been declared effective under the Act and is not proposed to be amended. Any Additional Registration Statement has or will become effective upon filing with the Commission pursuant to Rule 462(b) and is not proposed to be amended. The Offered Securities all have been or will be duly registered under the Act pursuant to the Initial Registration Statement and, if applicable, the Additional Registration Statement. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Act, no order preventing or suspending the use of any preliminary prospectus or the Final Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. The Company has complied with each request (if any) from the Commission for additional information.

For purposes of this Agreement:

“430A Information,” with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).

“430C Information,” with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Agreement” means this underwriting agreement.

“Applicable Time” means 5:00 P.M (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” with respect to the Initial Registration Statement or, if filed prior to the execution and delivery of this Agreement, the Additional Registration Statement means the date and time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). If an Additional Registration Statement has not been filed prior to the execution and delivery of this Agreement but the Company has advised the Representatives that it proposes to file one, “Effective Time” with respect to such Additional Registration Statement means the date and time as of which such Registration Statement is filed and becomes effective pursuant to Rule 462(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430A Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

The Initial Registration Statement and the Additional Registration Statement are referred to collectively as the “Registration Statements” and individually as a “Registration Statement”. A “Registration Statement” with reference to a particular time means the Initial Registration Statement and any Additional Registration Statement as of such time. A “Registration Statement” without reference to a time means such Registration Statement as of its Effective Time. For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange (“Exchange Rules”).

“Statutory Prospectus” with reference to a particular time means the prospectus, including any prospectus supplement, included in a Registration Statement immediately prior to that time, including any document incorporated by reference therein and any 430A Information or 430C Information with respect to such Registration Statement. For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act. Any reference in this Agreement to any Registration Statement or Statutory Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Statutory Prospectus, as the case may be, and any reference to “amend”, “amendment” or “supplement” with respect to any Registration Statement or Statutory Prospectus shall be deemed to refer to and include any documents filed after such date under the Exchange Act that are deemed to be incorporated by reference therein.

(ii) Compliance with Securities Act Requirements. The Company meets the requirements for the use of Form S-3 under the Act. (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all material respects to the applicable requirements of the Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all material respects to the applicable requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof. The documents incorporated by reference in any Registration Statement, Statutory Prospectus and the General Disclosure Package, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act, and none of such documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in any Registration Statement, Statutory Prospectus or the General Disclosure Package, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and, when read together with the other information in the Registration Statement, Statutory Prospectus or the General Disclosure Package, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Ineligible Issuer Status. (i) At the time of the initial filing of the Initial Registration Statement and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405, (y) the Company is not an “ineligible issuer” by reason of its having been the subject of a bankruptcy petition or insolvency or similar proceeding and (z) the Company in the preceding three years not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.

(iv) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the base prospectus, dated March 12, 2014 and the preliminary prospectus supplement, dated March 25, 2014 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in Section 8(c) hereof.

(v) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The first sentence of this Section 2(a)(v) does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in Section 8(c) hereof.

(vi) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole or as would not materially and adversely affect consummation of the transactions contemplated hereby (“Material Adverse Effect”).

(vii) Subsidiaries. Each subsidiary of the Company has been duly organized and is existing and in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package and is duly qualified to do business as a foreign organization in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except in each case where the failure to be so qualified or in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; all of the issued and outstanding capital stock or other equity interests of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock or other equity interests of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

(viii) Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, will conform to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder. Except as disclosed in the Registration Statement and the General Disclosure Package, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

(ix) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(x) Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”) that have not been waived in connection with the offering contemplated by this Agreement, and any person to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(l) hereof.

(xi) Listing. The Offered Securities are listed on The New York Stock Exchange.

(xii) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration, qualification, license or permit of or with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Offered Securities, except such as have been obtained, or made under the Act (provided, however, a filing with the Commission under Rule 424(b) may be made after the date hereof so long as such filing is made within the time period specified in the applicable provision of such rule) and such as may be required under state securities laws.

(xiii) Title to Property. Except as disclosed in the General Disclosure Package, the Company and its subsidiaries have good and marketable title to all material real properties and all other material properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and, except as disclosed in the General Disclosure Package, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them and no defaults exist thereunder.

(xiv) Absence of Defaults and Conflicts Resulting from the Transaction. The execution, delivery and performance of this Agreement, and the sale of the Offered Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) the charter, by-laws or other organizational document of the Company or any of its subsidiaries,(ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except, for the purposes of clauses (ii) and (iii), as would not, individually or in the aggregate, result in a Material Adverse Effect. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(xv) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter, by-laws or other organizational documents or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(xvi) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(xvii) Possession of Licenses and Permits. The Company and its subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xviii) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that could have a Material Adverse Effect.

(xix) Possession of Intellectual Property. The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xx) Environmental Laws. Except as disclosed in the General Disclosure Package, (a)(i) neither the Company nor any of its subsidiaries is in violation of, or has any liability under, any federal, state, local or non-U.S. statute, law, rule, regulation, ordinance, code, other requirement or rule of law (including common law), or binding and enforceable decision or order of any domestic or foreign governmental agency or body or any court, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances (as defined below), to the protection of the environment or natural resources (including biota), to health and safety (as such relates to exposure to Hazardous Substances), and to natural resource damages (collectively, “Environmental Laws”), (ii) neither the Company nor any of its subsidiaries owns, occupies, operates or uses any real property contaminated with Hazardous Substances that require remediation or other corrective action, (iii) neither the Company nor any of its subsidiaries is conducting or funding any investigation, remediation, remedial action or monitoring of actual or suspected Hazardous Substances in the environment, (iv) neither the Company nor any of its subsidiaries is liable or allegedly liable for any release or threatened release of Hazardous Substances, including at any off-site treatment, storage or disposal site, (v) neither the Company nor any of its subsidiaries is subject to any pending claim by any governmental agency or governmental body or person relating to non-compliance with or liability under Environmental Laws or Hazardous Substances, and (vi) the Company and its subsidiaries have received and are in compliance with all, and have no liability under any, permits, licenses, authorizations, identification numbers or other approvals currently required under applicable Environmental Laws to conduct their respective businesses, except in each case covered by clauses (i) –(vi) such as would not individually or in the aggregate have a Material Adverse Effect; (b) to the knowledge of the Company and its subsidiaries, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would have a Material Adverse Effect; (c) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, and (d) there are no requirements proposed for adoption or implementation under any Environmental Law that would have a Material Adverse Effect. For purposes of this subsection, “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and mold, and (B) any other chemical, material, waste or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law.

(xxi) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings “Description of Capital Stock,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Liquidity—8.5% Senior Notes Due 2020, Revolving Lines and Credit and Construction Notes Payable,” “Certain Relationships and Related Party Transactions and Director Independence,” “Material United Stated Federal Income Tax Considerations,” and “Underwriting,” insofar as such statements purport to summarize legal matters, agreements, documents or proceedings discussed therein, are accurate in all material respects and fair summaries of such legal matters, agreements, documents or proceedings and present, in all material respects, the information required to be shown.

(xxii) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xxiii) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

(xxiv) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with applicable provisions of Sarbanes-Oxley and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or, upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each of a material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(xxv) Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer or Chief Financial Officer that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.

(xxvi) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits, investigations or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.

(xxvii) Financial Statements; Auditor Independence. The financial statements included or incorporated by reference in each Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis, and the schedules included or incorporated by reference in each Registration Statement present fairly in all material respects the information required to be stated therein; and the assumptions used in preparing the pro forma financial statements included in each Registration Statement and the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts. The Company and its consolidated subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board Interpretation No. 46), not disclosed in the Registration Statement or the General Disclosure Package. There are no financial statements that are required to be included in the Registration Statement or the General Disclosure Package that are not included or incorporated by reference as required pursuant to any requirements of the Act or any Rules and Regulations thereunder. Each of KPMG LLP and Windes & McClaughry Accountancy Corporation (currently known as Windes, Inc.), who each have certified certain of the consolidated financial statements of the Company included or incorporated by reference in the General Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to the Company within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board and as required by the Act and the Exchange Act.

(xxviii) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, that is material and adverse, (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change, nor any development that is reasonably likely to result in a material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries, (iv) there has not been any material transaction entered into or any material transaction that is probable of being entered into by the Company or any of its subsidiaries, other than in the ordinary course of business and changes and transactions described in the Registration Statement, the General Disclosure Package and the Final Prospectus, and (v) there has not been any obligation, direct or contingent, which is material to the Company or its subsidiaries taken as a whole, incurred by the Company, except obligations incurred in the ordinary course of business. Since the date hereof and since the date of the Final Prospectus, there has not occurred any change or development that could have a Material Adverse Effect.

(xxix) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xxx) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(xxxi) Compliance with Anti-Money Laundering Laws and Anti-Bribery Laws. The operations of the Company and its subsidiaries are and have been conducted in all material respects in compliance with applicable financial record keeping and reporting requirements relating to money laundering applicable to the Company and its subsidiaries, and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened, and none of the Company or its subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of its subsidiaries or any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries, have (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(xxxii) OFAC. None of the Company, its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or its subsidiaries is currently subject to or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(xxxiii) Taxes. The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith and for which adequate reserves are maintained on the Company’s books, or as would not, individually or in the aggregate, have a Material Adverse Effect.

(xxxiv) Insurance. The Company and its subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; to the Company’s knowledge, all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for; neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package; and the Company maintains directors’ and officer’s insurance in such amounts as is customary in the business in which it is engaged.

(xxxv) ERISA. The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”), has been satisfied by each “pension plan” (as defined in Section 3(2) of ERISA) which has been established and is currently maintained by the Company or any of its subsidiaries and by each such plan with respect to which the Company or any of its subsidiaries could have any liability; each pension plan” (as defined in Section 3(2) of ERISA) which has been established and is currently maintained by the Company or any of its subsidiaries, and which is intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, is so qualified; each of the Company and its subsidiaries has fulfilled its obligations under Section 515 of ERISA to each multiemployer plan maintained by the Company or its subsidiaries, if any; except as disclosed in the General Disclosure Package and except for any of the Company’s executive employment agreements that provide for post-termination continuation of healthcare benefits paid by the Company or any of its subsidiaries, neither the Company nor any of its subsidiaries maintain or are required to contribute to a “welfare plan” (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA or pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law)); each pension plan and welfare plan established or maintained by the Company and/or any of its subsidiaries that is subject to ERISA is in compliance with the currently applicable provisions of ERISA, except where the failure to comply would not cause a Material Adverse Effect; and neither the Company nor any of its subsidiaries have incurred in the past six calendar years or would reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063 or 4064 of ERISA, or any other material liability under Title IV of ERISA.

(xxxvi) Absence of Relationships. No relationship, direct or indirect, exists between or among the Company or its subsidiaries on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or its subsidiaries on the other hand, which is required to be described or incorporated by reference in the General Disclosure Package and which is not so described or incorporated therein. The Final Prospectus contains in all material respects the same description of the matters set forth in the preceding sentence contained in the General Disclosure Package.

(b) Each Selling Stockholder, severally and not jointly, represents and warrants to, and agrees with, the several Underwriters that:

(i) Title to Securities. Such Selling Stockholder has and on each Closing Date hereinafter mentioned will have valid and unencumbered title to, or a valid “security entitlement” within the meaning of Section 8-501 of the New York Uniform Commercial Code (the “UCC”) in respect of, the Offered Securities to be delivered by such Selling Stockholder on such Closing Date, free and clear of all liens, encumbrances, equities or claims, except for any liens, encumbrances, equities or claims arising under this Agreement, and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Offered Securities to be delivered by such Selling Stockholder on such Closing Date hereunder; and upon the delivery of and payment for the Offered Securities on each Closing Date hereunder the several Underwriters will acquire valid and unencumbered title to the Offered Securities to be delivered by such Selling Stockholder on such Closing Date.

(ii) Absence of Further Requirements. No consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body having jurisdiction over such Selling

Stockholder or the property or assets of such Selling Stockholder is required for the execution, delivery and performance of this Agreement by such Selling Stockholder and the consummation by such Selling Stockholder of the transactions contemplated hereby, except for the registration of the Securities under the Act and such consents, approvals, authorizations, filings, registrations or qualifications as have been obtained or as may be required under the Exchange Act, by the Financial Industry Regulatory Authority, Inc. (“FINRA”) and under applicable state securities laws in connection with the purchase and sale of the Securities by the Underwriters.

(iii) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, the Irrevocable Power of Attorney of Selling Stockholder by such Selling Stockholder (each, a “Power of Attorney” and collectively, the “Powers of Attorney”) and the Custody Agreement (each, a “Custody Agreement” and collectively the “Custody Agreements”) by such Selling Stockholder and the consummation by such Selling Stockholder of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the property or assets of such Selling Stockholder is subject, (ii) for each Selling Stockholder that is not a natural person, result in any violation of the provisions of the charter or by-laws (or similar organizational documents) of such Selling Stockholder or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Selling Stockholder or the property or assets of such Selling Stockholder, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults as would not reasonably be expected to materially adversely affect such Selling Stockholder’s ability to perform its obligations hereunder.

(iv) Power of Attorney and Custody Agreement. The Power of Attorney and Custody Agreement with respect to such Selling Stockholder have been duly authorized, executed and delivered by such Selling Stockholder and constitute valid and legally binding obligations of each such Selling Stockholder enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(v) Compliance with Securities Act Requirements. (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all material respects to the requirements of the Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of circumstances under which they were made, not misleading, and (iii) as of the Applicable Time, the General Disclosure Package did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided that, such representations and warranties set forth in this subsection (b)(v) apply only to statements or omissions made in reliance upon and in conformity with information relating to such Selling Stockholder furnished to the Company in writing by or on behalf of such Selling Stockholder expressly for use in the Registration Statement, the General Disclosure Package, the Final Prospectus or any other Issuer Free Writing Prospectus or any amendment or supplement thereto, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof (the “Selling Stockholder Information”). The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(vi) No Undisclosed Material Information. The sale of the Offered Securities by such Selling Stockholder pursuant to this Agreement is not prompted by any material information concerning the Company or any of its subsidiaries that is not set forth the General Disclosure Package, the Final Prospectus or any supplement thereto.

(vii) Authorization of Agreement. Such Selling Stockholder has full right, power and authority, corporate or otherwise, to enter into this Agreement and this Agreement has been duly authorized, executed and delivered by such Selling Stockholder.

(viii) Delivery of Offered Securities. Upon payment for the Offered Securities to be sold by such Selling Stockholder, delivery of such Offered Securities, as directed by the Underwriters, to Cede & Co. (“Cede”) or such other nominee as may be designated by The Depository Trust Company (“DTC”), registration of such Offered Securities in the name of Cede or such other nominee and the crediting of such Offered Securities on the books of DTC to securities accounts of the Underwriters (assuming that neither DTC nor any such Underwriter has notice of any adverse claim (within the meaning of Section 8-105 of the UCC) to such Offered Securities), (i) under Section 8-501 of the UCC, the Underwriters will acquire a valid security entitlement in respect of such Offered Securities and (ii) no action based on any “adverse claim”, within the meaning of Section 8-102 of the UCC, to such Offered Securities may be successfully asserted against any of the Underwriters with respect to such security entitlement. For purposes of this representation, such Selling Stockholder may assume that when such payment, delivery and crediting occur, (A) such Offered Securities will have been registered in the name of Cede or another nominee designated by DTC, in each case on the Company’s share registry in accordance with its certificate of incorporation, bylaws and applicable law, (B) DTC will be registered as a “clearing corporation” within the meaning of Section 8-102 of the UCC and (C) appropriate entries to the accounts of the several Underwriters on the records of DTC will have been made pursuant to the UCC.

(ix) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between such Selling Stockholder and any person that would give rise to a valid claim against such Selling Stockholder, the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(x) Absence of Manipulation. Such Selling Stockholder has not taken and will not take, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xi) No Free Writing Prospectuses. Neither such Selling Stockholder nor any person acting on behalf of such Selling Stockholder (other than, if applicable, the Company and the Underwriters) has prepared any “free writing prospectus” (as defined in Rule 405), and has not distributed any written materials in connection with the offer or sale of the Offered Securities.

(xii) Affiliates. The sale of the Offered Securities by any Selling Stockholder that is an affiliate of the Company does not, to the knowledge of such Selling Stockholder, violate any of the Company’s internal policies on insider trading regarding the sale of stock by its affiliates.

(xiii) No Registration or Similar Rights. Such Selling Stockholder does not have any registration or other similar rights to have any equity or debt securities registered for sale by the Company under the Registration Statement or included in the offering contemplated by this Agreement that has not been waived.

(xiv) No Association with FINRA. Except as disclosed in writing to the Representatives, neither such Selling Stockholder nor any of his, her or its affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with any member firm of FINRA or is a person associated with a member (within the meaning of the FINRA By-Laws) of FINRA.

(xv) OFAC. None of such Selling Stockholder will, directly or indirectly, use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any U.S. sanctions administered by OFAC.

(c) Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby; and any certificate signed by or on behalf of the Selling Stockholders as such and delivered to the Representatives or to counsel for the Underwriters pursuant to the terms of this Agreement shall be deemed a representation and warranty by such Selling Stockholder to the Underwriters as to the matters covered thereby.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, each Selling Stockholder agrees, severally and not jointly, to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from each Selling Stockholder, at a purchase price of $25.955625 per share, that number of Offered Securities (rounded up or down, as determined by the Representatives, in their discretion, in order to avoid fractions) obtained by multiplying the number of Firm Securities set forth opposite the name of such Selling Stockholder in Schedule A attached hereto by a fraction, the numerator of which is the number of Firm Securities set forth opposite the name of such Underwriter in Schedule B hereto and the denominator of which is the total number of Firm Securities.

The Selling Stockholders will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representatives drawn to the order of each of the Selling Stockholders in the case of the number of shares of Firm Securities set forth opposite the name of such Selling Stockholder in Schedule A attached hereto, at the office of Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, Suite 3000, Los Angeles, CA 90017, at 10:00 A.M., New York time, on April 1, 2014 or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date.” For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. Delivery of the Offered Securities shall be made through the facilities of DTC unless the Representatives shall otherwise instruct.

In addition, upon written notice from the Representatives given to the Company and the Selling Stockholders from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Selling Stockholders agree, severally and not jointly, to sell to the Underwriters the respective numbers of Optional Securities obtained by multiplying the number of Optional Securities specified in such notice by a fraction the numerator of which is the number of shares set forth opposite the names of such Selling Stockholders in Schedule B hereto under the caption “Number of Optional Securities to be Sold” and the denominator of which is the total number of Optional Securities (subject to adjustment by the Representatives to eliminate fractions). Such Optional Securities shall be purchased from each Selling Stockholder for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company and the Selling Stockholders.

Each of the Company and the Selling Stockholders acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Selling Stockholders with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company, the Selling Stockholders or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company, the Selling Stockholders or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company and the Selling Stockholders shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company or the Selling Stockholders with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company or the Selling Stockholders.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date,” which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Selling Stockholders will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price therefore in Federal (same day) funds by official bank check or checks or wire transfer to an account at a bank acceptable to the Representatives drawn to the order of each of the Selling Stockholders in the case of the number of shares of Optional Securities set forth opposite the name of such Selling Stockholder in Schedule B attached hereto, at the above office of Milbank, Tweed, Hadley & McCloy LLP. Delivery of the Optional Securities shall be made through the facilities of DTC unless the Representatives shall otherwise instruct.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company and the Selling Stockholders. The Company agrees with the several Underwriters and the Selling Stockholders, and the Selling Stockholders agree with the Company and the Underwriters, that:

(a) Additional Filings. Unless filed pursuant to Rule 462(c) as part of the Additional Registration Statement in accordance with the next sentence, the Company will file the Final Prospectus, in a form approved by the Representatives, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the Representatives, subparagraph (4)) of Rule 424(b) not later than the second business day following the execution and delivery of this Agreement. The Company will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing. If an Additional Registration Statement is necessary to register a portion of the Offered Securities under the Act but the Effective Time thereof has not occurred as of the execution and delivery of this Agreement, the Company will file the Additional Registration Statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to 10:00 P.M., New York time, on the date of this Agreement or, if earlier, on or prior to the time the Final Prospectus is finalized and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by the Representatives.

(b) Filing of Amendments: Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement at any time the Initial Registration Statement, any Additional Registration Statement or any Statutory Prospectus and will not affect such amendment or supplementation without the Representatives’ consent; and the Company will also advise the Representatives promptly of (i) the effectiveness of any Additional Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), (ii) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (iii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iv) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the Effective Time of the Initial Registration Statement (or, if later, the Effective Time of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time on which the Company is required to file its Form 10-Q for such fiscal quarter except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Company is required to file its Form 10-K.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of each Registration Statement (one of which will be signed and will include all exhibits), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives request. The Final Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other such documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives reasonably designate and will continue such qualifications in effect so long as required for the distribution, except that in no event shall the Company be obligated in connection therewith to qualify as a foreign corporation or as a dealer in securities or to execute a general consent to service of process in any such jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.

(g) Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company agrees with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company and the Selling Stockholders under this Agreement, including but not limited to (i) any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto not to exceed $5,000 in the aggregate, (ii) costs and expenses related to the review by FINRA of the Offered Securities, including filing fees and the fees and expenses of counsel for the Underwriters relating to such review (such fees and expenses of counsel in an amount not to exceed $10,000 in the aggregate), (iii) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company, (iv) fees and expenses incident to listing the Offered Securities on the New York Stock Exchange, (v) any documentary, stamp, transfer taxes or other similar tax or fee on the sale by the Selling Stockholders of the Offered Securities to the Underwriters, (vi) expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors, (vii) and all fees, expenses and disbursements of any counsel to the Company and of counsel to the Selling Stockholders for services performed in connection with the offering. It is understood that, except as provided in this Section and Sections 8 and 10 below, the Underwriters will pay all of their own costs and expenses incurred in connection with the offering and the other transactions contemplated hereby, including fees and disbursements of their own counsel.

(i) [RESERVED]

(j) Absence of Manipulation. The Company and the Selling Stockholders will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities by the Company. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities (except for a registration statement on Form S-8 to register shares issuable upon exercise of options or vesting of other equity awards granted pursuant to the terms of a plan in effect on the date of this Agreement), or publicly disclose the intention to take any such action, without the prior written consent of the Representatives, except (a) issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, (b) grants of employee stock options, restricted stock or other incentive compensation pursuant to the terms of a plan in effect on the date hereof, or issuances of Lock-Up Securities pursuant to the exercise of such options or the vesting of restricted stock or (c) the issuance by the Company of its Securities or securities convertible or exchangeable into its Securities in connection with an acquisition or business combination (including the filing of a registration statement on Form S-4 or other appropriate form with respect thereto); provided that, for purposes of this clause (c), such issuances are limited to an amount equal to 5% of the total shares of the Securities outstanding immediately after the completion of the offering; provided further that recipients of such Securities agree to be bound by the terms of the lockup letter in the form of Exhibit E hereto. The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that the Representatives consent to in writing; provided, however, that, if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless the Representatives waive, in writing, such extension. The Company will provide the Representatives with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

(l) Restriction on Sale of Securities by Selling Stockholders. For the Lock-Up Period, each Selling Stockholder will not, directly or indirectly, take any of the following actions with respect to any Lock-Up Securities: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) publicly disclose the intention to take any such action, without the prior written consent of the Representatives. The foregoing Lock-up Period will not apply to (a) the Securities to be sold in this offering or (b) any transfer of Securities by any Selling Stockholder (1) to a family member or trust, (2) as a bona fide gift, (3) as a distribution by a partnership to its partners or former partners or by a limited liability company to its members or retired members or by a corporation to its stockholders or former stockholders or (4) to any affiliate, as defined in Rule 405 under the Act, of the undersigned, provided, in the case of such transfers under this clause (c), the transferee agrees to be bound in writing by the terms of the lockup letter in the form of Exhibit E hereto prior to such transfer, such transfer shall not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of such Lock-Up Period). The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that the Representatives consent to in writing; provided, however, that, if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.

6. Free Writing Prospectuses. The Company and Selling Stockholders represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Company represents that is has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Selling Stockholders herein (as though made on the Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letters. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of each of KPMG LLP and Windes & McClaughry Accountancy Corporation (currently known as Windes, Inc.) each confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the forms of Schedule D-1 and D-2, respectively, hereto (except that, in each letter dated a Closing Date, the specified date referred to in Schedule D-1 and D-2 hereto shall be a date no more than three days prior to such Closing Date).

(b) Effectiveness of Registration Statement. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of any Selling Stockholder, the Company or the Representatives, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company or its subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company or its subsidiaries (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion of Counsel for the Company. The Representatives shall have received an opinion, dated such Closing Date, of Latham & Watkins LLP, counsel for the Company, as to the matters set forth in Exhibit A.

(e) Opinion of Counsel for Selling Stockholders. The Representatives shall have received an opinion, dated such Closing Date, of Gibson, Dunn & Crutcher LLP, counsel for the Selling Stockholders, as to the matters and in the form set forth in Exhibit B.

(f) Opinions of Local Counsel for the Company and the Subsidiaries. The Representatives shall have received opinions, dated such Closing Date, of Bryan Cave LLP, Arizona local counsel for the Company and its subsidiaries, substantially in the form of Exhibit C-1, and of Greenberg Traurig LLP, Nevada local counsel for the Company and its subsidiaries, substantially in the form of Exhibit C-2.

(g) Opinions of Local Counsel for Selling Stockholders. The Representatives shall have received an opinion, dated such Closing Date, of Maples and Calder, Cayman Island local counsel for the Selling Stockholders, as to the matters and in the form set forth in Exhibit D.

(h) Opinion of Counsel for Underwriters. The Representatives shall have received from Milbank, Tweed, Hadley & McCloy LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Selling Stockholders and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(i) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to their knowledge, are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was timely filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) of Regulation S-T of the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(j) Lock-Up Agreements. On or prior to the date hereof, the Representatives shall have received lockup letters substantially in the form of Exhibit E signed by the persons listed on Schedule E.

(k) CFO Certificate. The Representatives shall have received a certificate, dated, respectively, the date hereof and such Closing Date, of the chief financial officer of the Company, substantially in the form set forth in Exhibit F.

(l) Selling Stockholders’ Certificate. The Representatives shall have received a certificate, dated such Closing Date, of the Selling Stockholders in which each Selling Stockholders shall state that: the representations and warranties of such Selling Stockholder in this Agreement are true and correct; and such Selling Stockholder has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

The Selling Stockholders and the Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably requests. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder.

8. Indemnification and Contribution.

(a) Indemnification of Underwriters and Selling Stockholders by Company. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and each Selling Stockholder, each of its partners, officers, directors, agents, trustees and employees and each person, if any, who controls such Selling Stockholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the partners, officers, directors, agents, trustees and employees of each such controlling person (each an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by (i) any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below or (ii) a Selling Stockholder expressly for use therein that constitutes Selling Stockholder Information. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

Insofar as the foregoing indemnity agreement, or the representations and warranties contained in Section 2(a)(ii) hereof, may permit indemnification for liabilities under the Act, the Exchange Act, other Federal or state statutory law or regulation of any person who is an Underwriter or a partner or controlling person of an Underwriter within the meaning of Section 15 of the Act and who, at the date hereof, is a director, officer or controlling person of the Company, the Company has been advised that in the opinion of the Commission such provisions may contravene Federal public policy as expressed in the Act and may therefore be unenforceable. In the event that a claim for indemnification under such agreement or such representations and warranties for any such liabilities (except insofar as such agreement provides for the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such a person, the Company will submit to a court of appropriate jurisdiction (unless in the opinion of counsel for the Company the matter has already been settled by controlling precedent) the question of whether or not indemnification by it for such liabilities is against public policy as expressed in the Act and therefore unenforceable, and the Company will be governed by the final adjudication of such issue.

(b) Indemnification of Underwriters by Selling Stockholders. The Selling Stockholders, severally and not jointly, will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Stockholder Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Stockholder Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact necessary to make the statements therein not misleading, and will reimburse each Stockholder Indemnified Party for any legal or other expenses reasonably incurred by such Stockholder Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Stockholder Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to the above as such expenses are incurred; provided, however, that each Selling Stockholder shall be liable only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission has been made in the Registration Statement, any Statutory Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with the Selling Stockholder Information provided by such Selling Stockholder, it being understood and agreed that the only such information so furnished by such Selling Stockholder consists of (i) the legal name, address and the number of Securities owned by such Selling Stockholder, (ii) the other information (excluding percentages) with respect to such Selling Stockholder which appear in the table (and corresponding footnotes) under the caption “Selling Stockholders” in the Initial Registration Statement, the Additional Registration Statement (if any), the Final Prospectus and the General Disclosure Package and (iii) the information with respect to such Selling Stockholder (if any) or an affiliate of such Selling Stockholder which appears under the caption “Executive Officers and Directors” in the Initial Registration Statement, the Additional Registration Statement (if any), the Final Prospectus and the General Disclosure Package; provided, that the liability under this subsection of each Selling Stockholder shall be limited to an amount equal to the aggregate proceeds after underwriting commissions and discounts, but before expenses, to such Selling Stockholder from the sale of Securities sold by such Selling Stockholder hereunder (the “Selling Stockholder Net Proceeds”); provided, further, that the Selling Stockholders will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(c) Indemnification of Company and Selling Stockholders. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each Selling Stockholder, each of its partners, officers, directors, agents, trustees and employees and each person, if any, who controls such Selling Stockholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the information with respect to reallowance appearing in the third paragraph, the information relating to prospectuses in electronic format and internet distributions appearing in the eighth paragraph, and the information with respect to stabilization transactions and syndicate covering transactions and penalty bids appearing in the thirteenth paragraph, in each case under the caption “Underwriting.”

(d) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Selling Stockholders and the Underwriters from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Selling Stockholders and the Underwriters in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company, the Selling Stockholders and the Underwriters shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholders or the

Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), (i) no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and (ii) each Selling Stockholder’s obligation to contribute any amount under this subsection (e) is several and limited in the manner and to the extent set forth in this subsection (e) and no Selling Stockholder shall be required to contribute any amount in excess of the Selling Stockholder Net Proceeds. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives, the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholders, except as provided in Section 10 hereof (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section 9. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholders, of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, any Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Selling Stockholders and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 hereof and all obligations under Section 5 hereof shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or sent via facsimile and confirmed to the Representatives c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212) 622-8358); Attention: Equity Syndicate Desk, or, if sent to the Company, will be mailed, delivered or sent via facsimile and confirmed to it at 4490 Von Karman Avenue, Newport Beach, CA 92660, Attention: Chief Financial Officer, or, if sent to the Selling Stockholders or any of them, will be mailed, delivered or telegraphed and confirmed to Luxor Capital Group, LP at 1114 Avenue of the Americas, 29th Floor, New York City, New York 10036, Attention: Legal; provided, however, that any notice to an Underwriter pursuant to Section 8 hereof will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives will be binding upon all the Underwriters. Luxor Capital Group, LP will act for the Selling Stockholders in connection with such transactions, and any action under or in respect of this Agreement taken by Luxor Capital Group, LP will be binding upon all the Selling Stockholders.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company and the Selling Stockholders acknowledge and agree that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Selling Stockholders, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Company or the Selling Stockholders on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by Company and the Selling Stockholders following discussions and arms-length negotiations with the Representatives and the Company and the Selling Stockholders are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company and the Selling Stockholders have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Selling Stockholders and that the Representatives have no obligation to disclose such interests and transactions to the Company or the Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company and the Selling Stockholders waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the transactions contemplated by this Agreement and the process leading thereto and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Selling Stockholders in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company and the Selling Stockholders, if after the execution and delivery of this Agreement and prior to a Closing Date any event described in Section 7(c) shall have occurred.

17. Applicable Law. This Agreement, and any claim, controversy or dispute relating to or arising out of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company and the Selling Stockholders hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Selling Stockholders irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this

Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholders, the Company and the several Underwriters in accordance with its terms.

Very truly yours,

WILLIAM LYON HOMES

By:	/s/ Matthew R. Zaist
	Name:	Matthew R. Zaist
	Title:	President and Chief Operating Officer

SELLING STOCKHOLDERS

By:	/s/ Jason Liljestrom
	Name:	Jason Liljestrom
	Title:	Attorney-in-Fact

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

J.P. MORGAN SECURITIES LLC

By:	/s/ Suhasini Cetlur
Name:	Suhasini Cetlur
Title:	Vice President

Acting on behalf of itself and as Representative of the several Underwriters.

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Michael Kamras
Name:	Michael Kamras
Title:	Managing Director

Acting on behalf of itself and as Representative of the several Underwriters.

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Richard L. Moriarty
Name:	Richard L. Moriarty
Title:	Managing Director

Acting on behalf of itself and as Representative of the several Underwriters.

SCHEDULE A

Selling Stockholder	Number of Firm Securities to be Sold	Number of Optional Securities to be Sold
Luxor Capital Partners, LP	707,588	109,884
Luxor Capital II Company LLC	688,045	158,068
Luxor Spectrum Offshore Master Fund, LP	337,467	0
Luxor Wavefront, LP	266,900	32,048

Total	2,000,000	300,000

SCHEDULE B

Underwriter	Number of Firm Securities to be Purchased	Number of Optional Securities to be Purchased

J.P. Morgan Securities LLC	640,000	96,000

Citigroup Global Markets Inc.	595,000	89,250

Credit Suisse Securities (USA) LLC	595,000	89,250

Moelis & Company LLC	85,000	12,750

Comerica Securities, Inc.	85,000	12,750

Total	2,000,000	300,000

SCHEDULE C

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

None

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1. The initial price to the public of the Offered Securities.

SCHEDULE D-1

Form of KPMG LLP Comfort Letter

SCHEDULE D-2

Form of Windes & McClaughry Accountancy Corporation (currently known as Windes, Inc.)

Comfort Letter

SCHEDULE E

Parties to Lock-Up Agreements

1.	William H. Lyon
2.	Lyon Shareholder 2012, LLC
3.	The William Harwell Lyon Separate Property Trust
4.	Matthew R. Zaist
5.	Colin T. Severn
6.	Richard S. Robinson
7.	Douglas K. Ammerman
8.	General William Lyon
9.	Nathaniel Redleaf
10.	Matthew R. Niemann
11.	Lynn Carlson Schell
12.	Gary H. Hunt
13.	Michael Barr
14.	WLH Recovery Acquisition LLC
15.	Luxor Capital Partners, LP
16.	Luxor Wavefront, LP
17.	Luxor Spectrum Offshore Master Fund, LP
18.	OC 19 Master Fund, L.P. – LCG
19.	Luxor Capital II Company

EXHIBIT A

Form of Opinions of Counsel for Company

EXHIBIT B

Form of Opinions of Counsel for Selling Stockholders

EXHIBIT C-1

Form of Opinions of Local Counsel (AZ)

EXHIBIT C-2

Form of Opinions of Local Counsel (NV)

EXHIBITD

Form of Opinions of Local Counsel for Selling Stockholders

EXHIBIT E

Form of Lock-Up Agreement

[            ], 2014

J.P. MORGAN SECURITIES LLC

CREDIT SUISSE SECURITIES (USA) LLC

CITIGROUP GLOBAL MARKETS INC.

As Representatives (the “Representatives”) of the Several Underwriters,

c/o J.P. Morgan Securities LLC,

383 Madison Avenue

New York, N.Y. 10179

Dear Sirs:

As an inducement to the underwriters (the “Underwriters”) to execute the Underwriting Agreement (the “Underwriting Agreement”) pursuant to which an offering of Class A Common Stock, par value $0.01 per share (the “Securities”), of William Lyon Homes, a Delaware corporation, and any successor (by merger or otherwise) thereto (the “Company”), will be made, the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, including any option, right or warrant to purchase any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representatives. In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this letter agreement (this “Lock-Up Agreement”) and continue and include the date that is 90 days after the public offering date set forth in the final prospectus used to sell the Securities (the “Public Offering Date” and the “Sale Date”) pursuant to the Underwriting Agreement; provided, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement. This Lock-Up Agreement shall not apply to any transfer(s) of Securities by or on behalf of the undersigned (a) to a family member, trust, family limited partnership or family limited liability company for the direct or indirect benefit of the undersigned or the family member(s) of the undersigned, (b) to any beneficiary of the undersigned pursuant to a will, other testementary document or applicable laws of descent, (c) as a bona fide gift, (d) if the undersigned is an entity, as a distribution by a partnership to its partners or former partners, by a limited liability company to its members or retired members, by a corporation to its stockholders or former stockholders or by a trust to its beneficiaries or (e) to any affiliate, as defined in Rule 405 under the Securities Act of 1933, of the undersigned, provided, in each case, that the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 (the “Exchange Act”) shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). Further, this Lock-Up Agreement shall not apply to transfers of Securities to the Company for the primary purposes of satisfying any tax or other governmental withholding obligation with respect to Securities issued upon the exercise of an option or warrant (or upon the exchange of another security or securities), or issued under an employee equity or benefit plan, so long as to the extent such transaction requires a filing under Section 16 of the Exchange Act, such transfers are reported with the Securities and Exchange Commission on the applicable form under the transaction code “F.”

Notwithstanding anything herein to the contrary, the undersigned may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act during the Lock-Up Period, and the Company may announce the establishment of such a plan, provided that no direct or indirect offers, pledges, sales, contracts to sell, sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Securities or any securities convertible into or exercisable or exchangeable for Securities may be effected pursuant to such plan during the Lock-Up Period and any announcement made by the Company regarding such a plan shall include a description of the limitation on such transactions during the Lock-Up Period.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

[Remainder of Page Intentionally Left Blank]

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void, and the undersigned shall be released from all obligations under this Lock-Up Agreement, if (x) neither the Public Offering Date nor the Sale Date shall have occurred on or before [            ], 2014 or, (y) the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for, and delivery of, the Securities and the Sale Date shall not have occurred on or before [            ], 2014. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name of stockholder]

EXHIBIT F

Form of CFO Certificate